n e w s r e l e a s e	Exhibit 99.1 Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Third Quarter 2022 Financial Results;
Affirms Recent Upward Revision to Full Year 2022
Adjusted EPS Financial Guidance

•Reports 3Q22 earnings per diluted common share of $9.39 on a GAAP basis, Adjusted EPS of $6.88; reports YTD 2022 EPS of $22.16 on a GAAP basis, $23.58 on an Adjusted basis
•Updates FY 2022 EPS guidance to 'approximately $23.27' on a GAAP basis; affirms recent $0.25 per share upward revision to Adjusted EPS guidance of 'approximately $25.00', representing growth of 21 percent over FY 2021 Adjusted EPS
•Achieves 96 percent of the company's Medicare Advantage members currently enrolled in 4-star and above contracts, and 66 percent of members in 4.5 and 5-star contracts for 2023, an industry-leader among its publicly traded peers
•Anticipates 2023 individual Medicare Advantage membership growth of 325,000 to 400,000, or 7.1 percent to 8.7 percent growth, over projected FY 2022 ending membership; in line with anticipated high single-digit industry growth

LOUISVILLE, KY (November 2, 2022) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and diluted earnings per common share for the quarter ended September 30, 2022 (3Q22) versus the quarter ended September 30, 2021 (3Q21) and for the nine months ended September 30, 2022 (YTD 2022) versus the nine months ended September 30, 2021 (YTD 2021) as noted in the tables below.

Consolidated income before income taxes and equity in net earnings (pretax results) In millions	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
Generally Accepted Accounting Principles (GAAP)	$1,297	$1,636	$3,639	$3,414
Amortization associated with identifiable intangibles	25	17	61	47
Gain on Kindred at Home equity method investment	—	(1,129)	—	(1,129)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	13	33	(16)	567
Transaction and integration costs	17	71	70	93
Change in fair market value of publicly-traded equity securities	(51)	174	119	197
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	82	—	285	—
Gain on sale of Kindred at Home's Hospice and Personal Care divisions (KAH Hospice)	(240)	—	(240)	—
Adjusted (non-GAAP)	$1,143	$802	$3,918	$3,189

Diluted earnings per common share (EPS)	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	$9.39	$11.84	$22.16	$22.77
Amortization associated with identifiable intangibles	0.15	0.10	0.37	0.28
Gain on Kindred at Home equity method investment	—	(8.74)	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.08	0.20	(0.10)	3.38
Transaction and integration costs	0.10	0.39	0.42	0.52
Change in fair market value of publicly-traded equity securities	(0.31)	1.04	0.72	1.18
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	0.50	—	1.73	—
Net gain on the sale of KAH Hospice	(3.03)	—	(1.72)	—
Adjusted (non-GAAP)	$6.88	$4.83	$23.58	$19.40

“We are pleased with our third quarter results and the strong performance across all of our businesses,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Humana is well positioned for the 2023 Medicare Advantage Annual Election Period, with plans designed to meet customers' affordability and healthcare needs, especially important given the current economic conditions and knowing many seniors are on fixed incomes. In fact, 72 percent of Humana plans have $0 primary care copays and 94 percent include dental benefits, with many having expanded coverage for essentials like groceries, rent and utilities. We have achieved industry leading Stars scores for the 5th year in a row enhancing our ability to offer comprehensive and affordable benefits. Taken together, our plan designs and operating performance reinforce our confidence in achieving our new 2025 Adjusted EPS target of $37."

Please refer to the tables above, as well as the consolidated and segment highlight sections in the detailed earnings release for additional discussion of the factors impacting the year-over-comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 3Q22 to 3Q21 and YTD 2022 to YTD 2021.

Humana Inc. Summary of Results (dollars in millions, except per share amounts)	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
CONSOLIDATED
Revenues - GAAP	$22,799	$20,697	$70,431	$62,010
Revenues - Adjusted (non-GAAP)	$22,748	$20,871	$70,550	$62,207
Pretax income - GAAP	$1,297	$1,636	$3,639	$3,414
Pretax income - Adjusted (non-GAAP)	$1,143	$802	$3,918	$3,189
Diluted EPS - GAAP	$9.39	$11.84	$22.16	$22.77
Diluted EPS - Adjusted (non-GAAP)	$6.88	$4.83	$23.58	$19.40
Benefits expense ratio - GAAP	85.6%	87.1%	86.0%	86.3%
Operating cost ratio - GAAP	13.5%	12.6%	13.0%	10.9%
Operating cost ratio - Adjusted (non-GAAP)	13.1%	12.2%	12.5%	10.8%
Operating cash flows - GAAP	$8,453	$2,835	$9,714	$2,358
Operating cash flows - Adjusted (non-GAAP) (e)	$2,675	$2,835	$3,936	$2,358
Parent company cash and short term investments	$1,183	$1,246
Debt-to-total capitalization	39.4%	43.0%

RETAIL SEGMENT
Revenues - GAAP	$20,189	$18,440	$62,486	$55,633
Benefits expense ratio - GAAP	86.5%	88.1%	87.2%	87.6%
Operating cost ratio - GAAP	9.4%	9.1%	8.5%	8.4%
Segment earnings attributable to Humana - GAAP	$739	$456	$2,452	$2,086
Segment earnings attributable to Humana - Adjusted (non-GAAP)	$750	$460	$2,471	$2,098

GROUP AND SPECIALTY SEGMENT
Revenues - GAAP	$1,551	$1,695	$4,748	$5,150
Benefits expense ratio - GAAP	78.7%	86.4%	76.5%	81.2%
Operating cost ratio - GAAP	27.6%	24.9%	26.5%	23.9%
Segment earnings (loss) - GAAP	$49	($28)	$282	$186
Segment earnings (loss) - Adjusted (non-GAAP)	$50	($27)	$286	$189

HEALTHCARE SERVICES SEGMENT
Revenues - GAAP	$8,880	$8,038	$26,530	$22,760
Operating cost ratio - GAAP	95.0%	95.0%	94.6%	95.6%
Segment earnings attributable to Humana- GAAP	$630	$373	$1,512	$953
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (non-GAAP) (f)	$452	$415	$1,439	$1,132

2022 Earnings Guidance
Humana affirmed its FY 2022 Adjusted EPS guidance that was previously revised upward as part of the company's Investor Day in September 2022. The current FY 2022 Adjusted EPS guidance of 'approximately $25.00' reflects 21 percent growth compared to FY 2021 Adjusted EPS results.

Diluted earnings per common share	FY 2022 Guidance (g)	FY 2021 (h)
GAAP	approximately $23.27	$22.67
Amortization of identifiable intangibles	0.48	0.39
Gain on Kindred at Home equity method investment	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.10)	3.56
Transaction and integration costs	0.62	0.72
Change in fair market value of publicly-traded equity securities	0.72	2.03
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	1.73	—
Net gain on the sale of KAH Hospice	(1.72)	—
Adjusted (non-GAAP) – FY 2022 projected; FY 2021 reported	approximately $25.00	$20.64

CMS Star Ratings
As previously disclosed, in October 2022, the Centers for Medicare and Medicaid Services (CMS) published its updated Medicare Star Ratings for bonus year 2024 (plan year 2023). Humana has 4.9 million members, or an industry-leading 96 percent of its existing Medicare Advantage membership, in contracts rated 4-stars or higher, with more than 3.0 million members in plans rated 4.5 stars or higher. Three of Humana's contracts received a 5-star rating on CMS's 5-star rating system, including HMO plans in Louisiana, Tennessee, and Kentucky, covering approximately 356,000 members.

More than 99 percent of retirees in Humana's group Medicare Advantage rated plans remain in 4-star or above contracts for 2023.
Detailed Press Release
Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - https://register.vevent.com/register/BIfba19ab3227f4204bc0eef4067de8954.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID that can be used to access the call. A webcast of the 3Q22 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

(a) 3Q22 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $25 million pretax, or $0.15 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $11 million in the Retail segment; $1 million in the Group and Specialty segment; $12 million in the Healthcare Services segment)
•Put/call valuation adjustments of approximately $13 million pretax, or $0.08 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected include consolidated pretax and EPS.
•Transaction and integration costs of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measure affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation below for respective period.
•Change in fair market value of publicly-traded equity securities of $51 million pretax, or $0.31 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation below for respective period.
•Estimated charges of $82 million pretax, or $0.50 per diluted common share, primarily related to initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. GAAP measures affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation below for respective period.
•Gain of approximately $240 million pretax related to the sale of a 60 percent interest in KAH Hospice in August 2022. The 3Q22 impact of $3.03 per diluted common share includes the combined impact of the $240 million pretax gain and income tax effects related to the closing of the transaction. As a result of the closing of the sale, there was an increase to the company's tax basis in both the shares sold and the shares retained, thereby resulting in a $1.14 per diluted common share tax benefit adjustment in 3Q22. Consolidated pretax and EPS are the only GAAP measures affected.
•Excluding the impact of the KAH Hospice transaction described in the previous bullet point, the other non-GAAP adjustments within this footnote include a cumulative net tax benefit of approximately $0.15 per diluted common share.

Consolidated revenues (in millions)	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	$22,799	$20,697	$70,431	$62,010
Change in fair market value of publicly-traded equity securities	(51)	174	119	197
Adjusted (non-GAAP)	$22,748	$20,871	$70,550	$62,207

Operating cost ratio Operating costs excluding depreciation and amortization as a percent of revenues excluding investment income	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	13.5%	12.6%	13.0%	10.9%
Transaction and integration costs	—%	(0.4)%	(0.1)%	(0.1)%
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	(0.4)%	—%	(0.4)%	—%
Adjusted (non-GAAP)	13.1%	12.2%	12.5%	10.8%
(b) 3Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment; $1 million in the Group and Specialty segment; $12 million in the Healthcare Services segment).
•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.74 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021; GAAP measures affected include consolidated pretax and EPS.
•Put/call valuation adjustments of approximately $33 million pretax, or $0.20 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected include consolidated pretax and EPS.
•Transaction and integration costs of approximately $71 million, or $0.39 per diluted common share; GAAP measures affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $174 million pretax, or $1.04 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.
•The non-GAAP adjustments within this footnote include a cumulative net tax benefit of approximately $0.56 per diluted common share.
(c) YTD 2022 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $61 million pretax, or $0.37 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and segment earnings (including amortization expense of $19 million in the Retail segment; $4 million in the Group and Specialty segment; $39 million in the Healthcare Services segment).
•Put/call valuation adjustments of approximately $16 million pretax, or $0.10 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected include consolidated pretax and EPS.
•Transaction and integration costs of approximately $70 million pretax, or $0.42 per diluted common share; GAAP measure affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $119 million pretax, or $0.72 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.
•Charges of $285 million pretax, or $1.73 per diluted common share, primarily related to initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. GAAP measures affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Gain of approximately $240 million pretax related to the sale of a 60 percent interest in KAH Hospice in August 2022. The YTD 2022 impact of $1.72 per diluted common share includes the combined impact of the $240 million pretax gain and the related income tax effects of the transaction. The YTD 2022 net income tax impact related to the transaction was $0.17 per diluted common share, reflective of the $1.31 per diluted common share related to the recognition of a deferred tax liability in the second quarter of 2022 in connection with the held-for-sale classification resulting from the pending transaction, partially offset by the $1.14 per diluted common share benefit recognized in 3Q22 associated with the increase to the company's tax basis in both the shares sold and the shares retained at the time of the completion of the sale in 3Q22. Consolidated pretax and EPS are the only GAAP measures affected.
•Excluding the impact of the KAH Hospice transaction described in the previous bullet point, the other non-GAAP adjustments within this footnote include a cumulative net tax benefit of approximately $0.93 per diluted common share.
d) YTD 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $47 million pretax, or $0.28 per diluted common share; GAAP measures affected include consolidated pretax, EPS, and segment earnings (including amortization expense of $12 million in the Retail segment; $3 million in the Group and Specialty segment; $31 million in the Healthcare Services segment).
•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021; GAAP measures affected include consolidated pretax and EPS.
•Put/call valuation adjustments of approximately $567 million, or $3.38 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected include consolidated pretax and EPS.
•Transaction and integration costs of approximately $93 million, or $0.52 per diluted common share; GAAP measure affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $197 million, or $1.18 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.
•The non-GAAP adjustments within this footnote include a cumulative net tax benefit of approximately $1.64 per diluted common share.

(e) Generally, when the first day of a month falls on a weekend of holiday, with the exception of January 1 (New Year's Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.
(f) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings attributable to Humana with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Adjusted EBITDA includes results from all lines of business within the segment. Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers, as well as Humana's minority interest ownership of KAH Hospice.

Healthcare Services segment results (in millions)	3Q22	3Q21	YTD 2022	YTD 2021
Segment earnings attributable to Humana- GAAP	$630	$373	$1,512	$953
Gain on sale of KAH Hospice	(240)	—	(240)	—
Depreciation and amortization expense	50	49	155	140
Interest and taxes	12	(7)	12	39
Adjusted EBITDA	$452	$415	$1,439	$1,132
(g) FY 2022 projected Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.48 per diluted common share.
•Put/call valuation adjustments of approximately $0.10 per diluted common share, associated with Humana’s non-consolidating minority interest investments. FY 2022 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Transaction and integration costs of approximately $0.62 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $0.72 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

•Estimated charges of $1.73 per diluted common share, primarily associated with initiatives undertaken related to the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. FY 2022 GAAP EPS guidance excludes the future impact of potential charges related to the value creation plan.
•Net gain of $1.72 per diluted common share related to the sale of KAH Hospice in August 2022.
(h) FY 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.39 per diluted common share.
•Gain associated with Kindred at Home equity method investment of approximately $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021.
•Put/call valuation adjustments of approximately $3.56 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021.
•Transaction and integration costs of approximately $0.72 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $2.03 per diluted common share.
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2021;
•Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022; and
•Form 8-Ks filed during 2022.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information